EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amdocs Limited 1998 Stock Option and Incentive Plan, as amended, of our reports dated December 11, 2017, with respect to the consolidated financial statements and schedule of Amdocs Limited and the effectiveness of internal control over financial reporting of Amdocs Limited, included in its Annual Report (Form 20-F) for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 12, 2018